Exhibit 10.7

LICENSE AGREEMENT

by and among
Spinnova Oy,
ECCO Sko A/S
and

Respin Oy

November 5, 2020

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the Agreement) is entered into on November 5, 2020, by and between

2.	Spinnova Oy, a limited liability company incorporated and existing under the laws of Finland (***) (Spinnova);

3.	ECCO Sko A/S, a limited liability company incorporated and existing under the laws of Denmark (***) (ECCO); and

Respin Oy, a limited liability company incorporated and existing under the laws of Finland (***) (the Company).

Spinnova and ECCO are each hereinafter also referred to as Licensor and, jointly, as Licensors. The Company is hereinafter also referred to as a Licensee. Spinnova, ECCO and the Company are each hereinafter also referred to as a Party and jointly as the Parties.

Background and Purpose

A.	Spinnova and KT Trading AG, an Affiliate of ECCO, have established the Company as a 50%/50% joint venture for the purpose of the development and commercialization of staple and continuous filament fibres manufacturing based on collagen originating materials, including collagen waste, leather waste and “WetBlue” waste materials (the Business), a technology that is based on intellectual property and know-how owned by the Licensors (the Technology).

B.	In addition to this Agreement, Spinnova, KT Trading AG and ECCO have on or about the date hereof also entered into a Joint Venture Agreement setting out the terms governing the investments of Spinnova and KT Trading AG into the Company and the provisions applicable to the Business, the ownership of shares in the Company and the ongoing administration and governance of the Company (the Joint Venture Agreement).

C.	The development work, technology and equipment during the proof of concept and commercialization phases (as specified in the Joint Venture Agreement) shall be outsourced to Spinnova pursuant to the terms and conditions of a separate Development Agreement to be entered into between Spinnova, ECCO, and the Company on the date hereof (the Development Agreement).

D.	The purpose of this Agreement is for the Licensors to grant to the Company a license to exploit the IPR owned by them relating to the Technology to be used exclusively as part of the Business, in each case as specified in more detail herein.

The schedules to this Agreement form an integral part of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

1.1	Agreement	means this License Agreement (including its Schedules).

1.2	Affiliate	Means with respect to ECCO and Spinnova, a legal entity or individual, which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity, and “control” (as used here and otherwise in this Agreement) means the ability to direct the policies or operations of an entity, whether by contract, ownership or equity interests, or otherwise.

1.3	Background Rights	means the IPR belonging to or held by a Party upon commencing of the Agreement or arising outside of the scope of the Agreement, including any improvements or derivative works based on the foregoing except for IPR related exclusively to staple and continuous filament fibre manufacturing processes based on collagen originating materials which in any case will be handled as Foreground Rights.

1.4	Confidential Information	means any and all non-public information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets and other proprietary business information regarding the Parties.

1.5	Fields of Use	means use for purposes of advancing the Business.

1.6	Foreground Rights	means the IPR arising in connection with the Business as well as all IPR, improvements of Background Rights or derivative works, in each case to the extent relating exclusively to staple and continuous filament fibre manufacturing processes based on collagen originating materials.

1.7	IPR	means any patents, utility models, rights to inventions and discoveries, trademarks and service marks, trade names and auxiliary trade names, copyrights (including but not limited to the right to alter the works and the right to transfer copyrights), designs, internet domains, rights to source code, database and catalogue rights, technical examples, trade secrets, know-how and other intellectual property rights, whether or not registered, and applications for any of the foregoing.

1.8	Licensed Assets	means the IPR of each respective Licensor specified in Schedule 1.8 relating to the Technology and the Resulting Rights and Improvements (defined below).

The above definitions apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be construed as illustrative and shall not limit the meaning of the words preceding those terms. All references to Sections, Subsections and Schedules shall be deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Any reference to any contract, instrument or law is a reference to it as amended and supplemented from time to time unless the context otherwise requires. Any reference to a “day” or a number of “days” (without the explicit qualification of “Business”) is a reference to a calendar day or number of calendar days. Any reference to a time of day is a reference to Helsinki time unless otherwise indicated. When more than one Party has given a warranty or undertaking or otherwise has an obligation or liability under this Agreement, each such Party shall be considered severally responsible and liable for such warranty, undertaking, obligation, or liability.

2.	LICENSE

2.1	License Grant

Subject to the terms and conditions set forth in this Agreement, each Licensor hereby grants to Licensee and Licensee hereby accepts a global, exclusive, royalty-free, revocable, non-transferable (except as expressly stated herein), and fully paid up license to the Licensed Assets, in order to make, have made, use, sell, offer for sale, and market staple and continuous filament fibre products (Products) solely in the Field of Use (License). The License includes an implied license enabling the customers of the Licensee to use, and use only, such Products in their own products, which they sell, offer for sale and market.

As specified in, and subject to, the Joint Venture Agreement, after the completion of the POC Phase, ECCO has the right of first refusal to acquire 50% of the Products.

2.2	Transferability

The License granted in this Section 2 shall not be assigned, sub-licensed or in other manner transferred to third parties excluding the possible implied license for Licensee's customer as specified in Section 2.1 above.

3.	USE OF THE LICENSED ASSETS

3.1	Delivery of the Licensed Assets

For the purposes of this Agreement, Licensors shall at Licensee’s request from time to time provide to Licensee all necessary documentation and deliverables necessary in order for Licensee to be able to use the Licensed Assets.

Notwithstanding the foregoing, Licensors shall not pursuant to this Agreement be obligated to provide other services to the Licensee, including, without limitation, development or technical assistance in the implementation of the Licensed Assets. The Parties may agree on the provision of other services separately, subject to any applicable restrictions in the Joint Venture Agreement and the Development Agreement.

3.2	Ownership

As between the Licensee and the Licensors, Licensors retain all right, title, interest and IPR in and to the Licensed Assets licensed by them hereunder.

3.3	Rights and Goodwill

Licensors shall obtain joint ownership of all Foreground Rights, including IPR resulting from Licensee’s use or modification of the Licensed Assets, including material that uses, exploits or derives from the Licensed Assets (Resulting Rights or Improvements) and all other IPR relating exclusively to staple fibre or continuous filament fibre manufacturing processes based on collagen originating materials and originating in connection with the operations of the Company. All goodwill resulting from Licensee’s use of the Licensed Assets shall inure to the benefit of Licensors. The Licence granted to Licensee under Section 2.1 shall automatically include any and all Improvements and/or Resulting Rights created, developed and/or generated during the term of this Agreement.

Licensors shall remain the exclusive owners of their own Background Rights and their exclusive Background Rights shall not be limited further than what relates to the exclusivity stipulated in this Agreement.

For the avoidance of doubt, neither Spinnova nor ECCO shall transfer to the Company or to the joint ownership of Spinnova and ECCO any IPR that does not relate to staple and continuous filament fibre manufacturing processes based on collagen originating materials, whether by way of this Agreement, the Development Agreement or the Joint Venture Agreement.

Licensee shall notify Licensors in writing of all such Foreground Rights, Resulting Rights and/or Improvements.

3.4	Registration of IPR

Licensors shall have the sole discretion to file for registration of Foreground Rights, Resulting Rights and/or Improvements.

If the Licensors decide to file for or maintain patent or other IPR protection of Foreground Rights, the Licensee shall assist the Licensors to the extent necessary. The Licensors shall jointly and equally bear all costs and income associated with the filing or maintaining of patent or other IPR protection of Foreground Rights. The Licensors agree that prosecution and all investigations related to such prosecution of IPR for Foreground Rights shall be performed and executed by ECCO’s usual supplier of such services, unless otherwise agreed between the Parties.

This clause 3.4 shall survive any expiration, termination and discontinuation regardless of the reason for such expiration, termination or discontinuation.

4.	LICENSEE’S UNDERTAKINGS

Licensee undertakes the following as at the date hereof:

(a)	Licensee will not dispute, or assist others in disputing, the title of Licensor in or to the Licensed Assets, nor will it attack the validity of the license granted hereunder.

(b)	Licensee will use the Licensed Assets only in accordance with this Agreement and will not intentionally harm or misuse the Licensed Assets;

(c)	Licensee will comply with all applicable government laws and regulations relating to the Licensed Assets;

(d)	Licensee shall neither register not attempt to register any Foreground Rights, Resulting Rights or Improvements and shall duly assign and transfer any and all rights, title and IPR to any Foreground Rights, Resulting Rights and/or Improvements to Licensors; and

(e)	In case of a third-party intellectual property related claim, Licensee shall not consent or agree to any claim or provision without the prior written approval of Licensors and shall make all reasonable efforts to cooperate with Licensors to resolve efficiently any such claim.

5.	LICENSOR REPRESENTATIONS AND UNDERTAKINGS

Each Licensor represents and undertakes the following as at the date hereof:

(a)	Licensor holds the title or other right to the Licensed Assets licensed by such Licensor under this Agreement and has the requisite authority to grant the License regarding such assets;

(b)	Licensor will comply with all applicable government laws and regulations relating to the Licensed Assets licensed by it hereunder; and

(c)	To the Licensors’ knowledge, the use of their Background Rights for the Business does not infringe any third parties’ IPR. The Licensors shall indemnify each other and the Licensee against all losses, liabilities, costs and expenses in respect of claims arising out of breach of this warranty.

6.	TERM

This Agreement shall enter into force on the date it has been signed by the duly authorized representatives of all Parties. In the event Licensee breaches the terms of this Agreement and does not remedy such breach within sixty (60) days from the receipt of the written notice, each Licensor is entitled to terminate this Agreement in its entirety. Licensors shall also have the right to terminate this Agreement in the event that the Joint Venture Agreement is terminated in accordance with its terms or if the Licensors otherwise, for any reason, jointly decide. Licensors acknowledge and agree that Section 6 of the Joint Venture Agreement shall apply in connection with such termination.

Upon termination, the Licensee shall immediately cease to use the Licensors’ Background Rights and any other IPR belonging to the Licensors.

Notwithstanding the above, in case due to a resolution of a Deadlock (as defined in the Joint Venture Agreement), 100% of the shares of the Licensee will be owned by either KT Trading or Spinnova, as applicable. In such case, all previously jointly owned Foreground Rights (including Resulting Rights and Improvements) shall be owned exclusively by the party acquiring and holding 100% of the shares of the Licensee (unless, in case the acquiring party is KT Trading, KT Trading and ECCO agree otherwise of the ownership of Foreground Rights). In case the previously jointly owned Foreground Rights shall become exclusively owned by either KT Trading or either of the Licensors, the Licensee’s right to the Licensed Assets remains unaffected under this Agreement.

The obligations of each Party set out in any Section intended to survive the expiry of this Agreement, including Sections 7 (Confidentiality), 8.7 (Governing Law), and 8.8 (Arbitration), shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

7.	CONFIDENTIALITY

The Parties undertake not to disclose to third parties nor use for any other purpose than for the proper fulfilment of the purpose of this Agreement and the transactions contemplated hereby, the contents or existence of this Agreement or any Confidential Information received from the other Party unless and to the extent (i) required to do so by any applicable laws, regulations or rulings of competent courts or authorities, or any applicable stock exchange rules, or (ii) such disclosure has been consented to by the relevant other Party.

The obligations set forth in this Section 7 shall apply for a period of five (5) years as of the date of the disclosure of the information in question, regardless of an earlier expiry or termination of this Agreement.

For the avoidance of doubt, the Parties acknowledge that the confidentiality undertaking in this Section 7 shall not in any way restrict the conduct of the other businesses of Licensors (other than the Business), nor shall the use of any know-how and information related to such other businesses be considered to breach the confidentiality undertaking in this Section 7.

8.	OTHER TERMS AND CONDITIONS

8.1	Further Acts

The Parties will execute, make and do all such assurances, documents, acts and things as may be necessary for effectively carrying out the terms of this Agreement.

8.2	No Other Rights Granted

Except as expressly provided in this Agreement, no rights in respect of the Licensor’s IPR are granted to the Licensee or are to be implied from this Agreement.

8.3	Amendments and Waivers

Any amendment to or waiver of this Agreement shall be made in writing and shall have no effect before signed by the duly authorized representatives of all Parties or, in the case of a waiver, by the Party waiving compliance with this Agreement.

Failure by any Party at any time to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

8.4	Notices

All notices, demands and other communication arising out of or relating to this Agreement shall be in writing in the English language and shall be sent by first class mail or e-mail to the relevant Party or Parties at the following address or e-mail or at such other address or e-mail which has been provided in accordance with this Section 8.4. Notices and other communications shall be deemed to have been received by the relevant Party or Parties (a) on the third (3rd) business day after the day of mailing if sent by first class mail; or (b) on the day of transmission if sent by e-mail, provided that no notice of unsuccessful transmission has been obtained:

If to Spinnova:

Spinnova Oy

Palokärjentie 2-4

FIN-40320 Jyväskylä

Finland

Attention:

E-mail:

If to ECCO:

ECCO Sko A/S

Industrivej 5

6261 Bredebro

Denmark

Attention:

E-mail:

If to the Company:
Registered address

Attention: Managing director and Chairman of the Board

8.5	Severability

If any part or provision of this Agreement or any Schedule hereto is held to be invalid or unenforceable, such determination shall not invalidate any other part, provision or Schedule hereto, and the Parties shall attempt, through negotiation in good faith, to replace any part or provision of this Agreement or Schedule hereto so held to be invalid or unenforceable with such provisions as correspond as closely as possible the original intention of the Parties. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity or enforceability of the remaining part of this Agreement and any such invalid or unenforceable provision shall be interpreted, to the extent permitted by law, to correspond to the original intention of the Parties.

8.6	Entire Agreement

This Agreement, including its Schedules, the Joint Venture Agreement and the Development Agreement, constitutes the entire Agreement between the Parties with respect to subject matter hereof and supersedes all prior proposals and agreements both written and oral, and all other written and oral understandings, representations and communications between the Parties.

8.7	Governing Law

This Agreement shall be governed by the substantive laws of Finland.

8.8	Arbitration

(a)	Any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated herein, or the breach, termination or validity thereof shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators.

(b)	The Parties agree that the arbitral proceedings, including all information disclosed in the course of such proceedings and any decision made during the proceedings, shall be kept strictly confidential. Such confidential information may not be disclosed to a third party without prior written approval of all Parties, except if a Party is required to do so by law, or by any applicable stock exchange (or other recognized market place) regulations or for the purpose of securing the Party’s own interests against the other Party or Parties in relation to a dispute.

(c)	The language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Helsinki.

8.9	Counterparts of Agreement

This Agreement has been executed in three (3) identical counterparts, one (1) for each Party.

[signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SPINNOVA OY

ECCO SKO A/S

VP applied research ECCO	Executive Vice President

RESPIN OY